P&G

                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202

                                                           FOR IMMEDIATE RELEASE

       P&G DECLARES DIVIDEND INCREASE FOR 50TH CONSECUTIVE FISCAL YEAR AND
            CONFIRMS SALES AND EPS GUIDANCE FOR FISCAL THIRD QUARTER
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     CINCINNATI, March 13, 2006 - The Board of Directors of The Procter & Gamble
Company (NYSE: PG) declared an increase in the quarterly dividend on its Common Stock and on its Series A and Series B ESOP Convertible Class A Preferred Stock from $0.28 to $0.31 per share, payable on or after May 15, 2006 to shareholders of record at the close of business on April 21, 2006.

     P&G has been paying dividends without interruption since incorporation in 1890. Clayt Daley, P&G's Chief Financial Officer, said, "This is the 50th consecutive fiscal year that P&G has increased dividends and reflects the Board's confidence in P&G's ability to generate strong, profitable growth in line with our long term objectives. Over the past 50 years, compound annual dividend growth has exceeded 9 percent."

     P&G also confirmed previously announced guidance for sales growth and earnings per share for the January to March quarter. The company narrowed its EPS guidance range to $0.59 to $0.61 per share including $0.07 to $0.10 per share of Gillette dilution and added that sales growth for the quarter is currently trending toward the mid-point of its previous 20% to 23% range.

     P&G said it now expects organic sales growth, which excludes the impacts of acquisitions, divestitures and foreign exchange, of five to six percent based on current quarter trends - at the upper-end of the company's annual organic sales growth target of three to five percent. This compares to the earlier third quarter organic sales growth outlook of five to seven percent. The company said market share is growing in businesses representing about two-thirds of global sales and that the revised organic sales growth range reflects recent customer inventory reductions and tempered outlooks for Asia and Eastern Europe for the quarter.

     P&G added that the contribution to sales growth from the Gillette acquisition is in-line with previous expectations as strong results of the new Fusion razor in the U.S. are offsetting high base period comparisons in international markets. In total, acquisitions and divestitures are expected to add 17 percent to 18 percent to sales growth for the quarter. The company also noted that it still expects pricing and mix to add one percent to sales growth and foreign exchange to reduce sales growth by two percent.

FORWARD LOOKING STATEMENTS
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     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships;
(4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company's announced plan to repurchase shares of the Company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.



ABOUT P&G
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     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G MEDIA CONTACT:
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In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Chris Peterson - (513) 983-2414